Exhibit 3.1

Amended Certificate of Incorporation

1.	Name. The name of the corporation is GLYCONIX CORP. (the “Corporation”).

2.	Registered Office and Registered Agent. The address if the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

3.	Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of the State of Delaware (the “Corporation Law”).

4.	Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 45 million shares from which 40 million share of common stock, par value $.01 per share (the “Stock”), and 5 million of cumulative dividend right preferred stock (the “Preferred Stock”), convertible to the Stock, and can be issued on multiple series, each with its own provisions, par value $.01 per share.” The powers, preferences and rights and the qualifications, limitations and restrictions of the Stock are as set forth below:

a.	Dividends. When, as and if dividends are declared of the Stock, whether payable in cash, in property or in securities of the Corporation, the holders of shares of the Stock shall be entitled to share equally, share for share, in such dividends.

b.	Voting Rights. Except as otherwise provided by law and this Certificate of Incorporation, the holders of shares of the Stock shall be entitled to one vote per share on all matters to be voted on by the Stockholders of the Corporation.

c.	No Pre-Emptive Rights. No holder of the Stock shall, except as provided herein, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

5.	Management of Business. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

6.	Bylaws. The original Bylaws of the Corporation shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt. Amend or repeal the Bylaws of the Corporation.

7.	Number and Election of Directors. The number of Directors from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

8.

Indemnification by the Corporation; Liability of Directors. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the full extent permitted by Section 145 of the Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any break of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification or this Section 7 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

9.	Incorporator. The name and mailing address of the sole incorporator is as follow:

Name	Mailing address
J. R. LeShufy	14 Bound Street, Suite 234 Great Neck, NY 11021

The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 21th day of August, 2001.

/s/ J. R. LESHUFY